MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone and welcome to the APAC Second Quarter 2007 Earnings Conference Call. Today’s call is being recorded. At this time, I would like to turn the call over to Ms. Jody Burfening of LHA. Ms. Burfening, please go ahead, ma’am.

Jody Burfening, Managing Director, Principal/New York Office, Lippert/Heilshorn & Associates

Thank you. Good morning and welcome to the 2007 second quarter conference call for APAC Customer Services. We previously sent copies of our earnings release to the call participants. If you have not received a copy, please call Lippert/Heilshorn at area code 212-838-3777. Company representatives on today’s call are Bob Keller, President and Chief Executive Officer; and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn, and a Q&A session.

Before opening the call, I would like to remind you that certain statements, including statements about future operating and financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain, as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors, which can cause actual events and results to differ materially from historical results, and the future results expressed or implied by the forward-looking statements. The company’s forward-looking statements speak only as of today’s date.

Refer to the company’s Annual Report on Form 10-K for the year ended December 31st, 2006, and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company uses certain measures to find its non-GAAP financial measures by the SEC. For more information on these non-GAAP financial measures, please see the reconciliations that are attached to today’s earnings release and the company’s Annual Report on Form 10-K for the year ended December 31st, 2006.

Copies of the company’s public filings are available on the website maintained by the SEC at www.sec.gov. And today’s press release is posted on our website at www.apaccustomerservices.com.

With that, I would now like to turn the call over to Bob Keller. Good morning Bob.

Robert J. Keller, President and Chief Executive Officer and Director

Good morning, Jody, thank you. Good morning everyone and thanks for joining us today. We entered the second quarter with a number of key objectives that were important to position us for improved performance in the second half of 2007 and beyond, and I’m pleased to say that we made progress on all of them. I’d like to discuss these objectives briefly and then I’ll turn the call over to George to discuss our financial results in more detail.

Our goals in the second quarter were pretty straightforward: Complete the transition to our new site in Cubao and exit the temporary space we’ve occupied in Eastwood since 2006; takeover our second UPS center in Tampa and begin moving its metrics towards those in our Newport News UPS site; continue to improve our domestic efficiency; position ourselves as a leader in MTM, the new Blue Cross/Blue Shield quality measure; continue to grow our client and revenue base; reduce attrition in Manila; tightly mange our costs and receivables; and finally, begin planning for a fourth site in the Philippines that would open some time in 2008.

As I said earlier, we made progress on all these initiatives and I’ll take a few minutes to add texture to a number of them.

First, I’m very pleased to report that we completed our transition to our third facility in the Philippines and exited our temporary space. The transition itself was executed on time, as planned and without client interruption. We’re very proud of our new facility in Cubao. The new site has more than 106,000 square feet. Ultimately, it will support 1,900 production seats. We’ve also completed building our senior management team in the Philippines and we’re confident they will provide the skilled, experienced leadership we need to support our continued expansion.

We also made progress on the domestic front, taking over management of the approximately 700-seat Tampa UPS facility on schedule at the end of April. From the beginning of this assignment has been to improve performance so that Tampa reaches the standards of our Newport News UPS site as quickly as possible. We’ve already made significant improvements in the site’s operation, dramatically lowering attrition, significantly improving efficiency measures, and making substantial process on all quality metrics.

Domestically, in addition to UPS, we’ve focused on improving our operating efficiency in the second quarter. Although our total seat count did not change from the end of the first quarter, through relocation of our Corpus Christi site, and a reduction in seats in our Tucson facility we eliminated about 800 seats from our own domestic centers. This was largely offset by the addition of the seats in the Tampa UPS center.

Our seat count reduction was not as large as we initially planned because domestic demand has been stronger than we anticipated 90 days ago. But with the changes we’ve made, we’ve eliminated approximately 3 to 4 million dollars in annualized operating costs, and believe we’re positioned to run our domestic business at 90-plus percent capacity throughout most of the fourth quarter.

We continue to focus on growing our business and with the second quarter wins, we have now been awarded 2,100 new seats to date in 2007. The most significant award in the quarter was our selection by The McClatchy Company to handle their inbound circulation customer care needs. Given that McClatchy is the third largest newspaper company in the United States with 31 daily newspapers and 50 non-dailies, this is obviously a material win for us. Combined with the Ottaway award we announced in June, it demonstrates the momentum we have established in the publishing vertical. It, and the UPS win in the first quarter, is further evidence of our ability to compete successfully for larger opportunities. In the second quarter, we were also awarded incremental business in both our health care and telecom verticals by existing clients.

Human resources was one of the topics we have discussed during our last earnings call, so I wanted to give you an update on the investments we have made in developing middle management personnel offshore. We have provided additional management training to all of our front line managers, educated them on the tools available to help them better manage operational and quality performance, and identified the incremental HR training, workforce and recruiting support resources our managers will need to succeed in a dynamic and growing environment. We’ve also assembled a team of quality leaders from throughout the company to support our Philippine operations. Since the end of the first quarter, we have experienced a meaningful reduction in attrition in Manila.

Another area where we have been investing is quality. Our current focus is on positioning APAC as a leader in the unique quality standards established by Blue Cross Blue Shield. While not universally adopted, several of our current clients have been early adopters of this standard. And we believe that proficiency in this area is necessary to retain and grow our health care vertical. The Blues require each of its members to measure customer satisfaction by stringent standards it calls Member Touchpoint Measurements, or MTM.

One significant aspect of MTM is accuracy of the information provided to customers. While other customer satisfaction metrics such as responsiveness, empathy and politeness are generally measured on a sliding scale, information is either right or wrong. Given the complexity of the applications we support, we found that additional and recurring training is necessary to ensure our representatives are prepared to provide the correct information with every customer interaction. I am pleased to report that with the active involvement of our clients, we have made significant progress in improving our MTM scores and believe we are well on our way to establishing APAC as a leader in this area.

I’d also like to update you regarding continued developments in the resolution of our dispute with the IRS regarding ITI Holdings. Last quarter we reported that the IRS appeals officer had recommended to the Joint Committee on Taxation that our 2002 worthless stock deduction of the remaining investment in ITI Holdings be allowed in full. In mid July, we were advised that the Joint Committee had approved this recommendation, and we are now awaiting written confirmation of this decision, which we expect to receive before the end of the third quarter. As I mentioned in our last conference call, final resolution of this dispute will eliminate a significant contingency and increased borrowing availability under our revolving loan facility. So it’s a very positive development for APAC.

In closing, our pipeline remains robust. We have opportunities in healthcare, publishing, telecommunications and business services that we are aggressively pursuing. One of the opportunities we have talked about is supporting classified advertising for our publishing clients. The classified test that we started in the fourth quarter of 2006 is going exceptionally well, and we’ve added three new properties to the test. Over the longer term, the classified opportunity is larger than the subscription management opportunity in the publishing vertical, and given our client base, we’re very optimistic about the potential for new business in this area.

Our game plan for Q3 is more of the same. We’re focused on continued improvement in employee retention and program quality in Manila, continued progress and improving performance in Tampa, effectively ramping up to meet our clients’ fourth quarter seasonal demands, finalizing location selection for our fourth site in the Philippines, and given our offshore growth, potentially implementing a hedging strategy to protect our long term outlook.

Looking out over the rest of the year, we’re confident that the progress we described earlier this morning will become increasingly evident in our financial results. Given our new business awards and the moves we have made to improve operational efficiency, we continue to expect to be profitable in the fourth quarter of 2007. We also remain confident in our longer term guidance of compounded low double-digit revenue growth, and double-digit EBITDA margins.

I’ll turn the call over to George now, so he can run through our second quarter numbers with you. George?

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks, Bob. As Bob discussed, this quarter, we’ve made a lot of progress on many fronts, but as we predicted last quarter, the second quarter has been challenging in terms of our financial performance. For the second quarter 2007, net revenue totaled 53.8 million, which was 4.4 million lower than the 58.2 million we generated in last year’s second quarter. Offshore revenue increased 3.5 million, or 53%, primarily due to the growth in the healthcare and publishing verticals, but domestic revenues declined 7.9 million to 43.7 million despite the increased revenue from the addition of our second UPS facility.

The domestic decline was due primarily to two factors; the Medicare Part D business, which was down 6 million, as we had a much longer first-year enrollment period in 2006, and the June 2006 exit of T-Mobile, which accounted for 3.6 million in last year’s second quarter.

Overall, second quarter 2007 cost of services, was down 1.4 million to 49.7 million from 51.1 million in the 2006 second quarter, reflecting the lower domestic revenues, but there were several changing dynamics within this number that should be called out.

Lower domestic labor costs from lower revenues combined with the savings from prior restructuring efforts reduced domestic costs by over 6.3 million from the 2006 second quarter. This was partially offset by an increase of approximately 5 million in offshore labor costs from the new business growth and the additional facility costs for sites two and three, as well as the temporary facility which we closed during the second quarter.

As a reminder, we opened our second Philippines facility in June of 2006, and did not have a full quarter of costs in last year’s second quarter. Also, as Bob stated earlier, we have now fully transitioned out of the temporary facility and are no longer incurring any cost for that site. The duplicate offshore site costs incurred over the last two quarters totaled approximately 600,000.

One thing, I’d like to add relative to our cost of services, is the improvement we have made in attrition rates. Our domestic attrition rate, which is on an all-in basis, including those agents that leave in the first 90 days, was 72% for the second quarter 2007. This is an improvement from a rate of over 100% in last year’s second quarter. Also despite a 10% year-over-year increase in offshore attrition we have averaged approximately 70% for the whole company for the second quarter 2007.

Getting back to the financials, our gross profit was 4.1 million or 7.6% of revenue down from 7.1 million or 12.2% of revenue in the 2006 quarter. The lower absolute profit contribution from the domestic revenues and the increase in overhead offshore more than offset the increased contribution from the higher margin offshore revenue and the savings from lower domestic facility expenses. With the planned increase in offshore production seats and further reductions in domestic operating cost, we should be able to better leverage our cost structure and expect to see improving margins for the rest of the year.

Operating expenses were up from the 2006 second quarter due to 1.2 million increase in restructuring and other charges taken this quarter. The 1.6 million charge consisted of a write-off of the excess space in Tucson, the write-off of the remaining lease exposure for our corporate office in Deerfield and the severance costs associated with the restructuring program. These charges more than offset the reductions in other SG&A expenses, which were down over 500,000 from the prior year.

Total savings from the restructuring activities are expected to be approximately 3 to 4 million annually. We expect to realize about 1.3 million in benefits during the rest of this year, with the balance of the benefits starting in the first quarter of 2008.

As announced in May, in the second quarter we addressed the excess domestic facility costs we had been carrying. We successfully relocated to a new facility in Corpus Christi, moving all of our employees into a smaller, more efficient location. This was done without a charge as we sublet our old building. We also reduced capacity in our Tucson facility, which did result in a charge as I mentioned earlier. These two actions reduced domestic production capacity by approximately 800 seats. Given the award of some additional domestic business and increased demand for our domestic service offerings, we expect to run over 90% utilization in the fourth quarter and do not expect to make other material changes to domestic capacity in the near term.

Finally in the second quarter of 2007, net loss was 5.4 million or $0.11 per diluted share, compared with a loss of 800,000 or $0.02 per share in 2006. This decline reflects the lower gross profit contribution, an increase in restructuring charges, higher interest costs, and the inability from an accounting perspective to record any tax benefits resulting from the second quarter loss due to the company’s 3-year cumulative loss position.

On a sequential basis, total revenue increased 1.4 million, primarily due to the addition of the second UPS facility in Tampa, but gross profit margin declined to 7.6% from 12.1% due to a number of factors. On the revenue side, we added very few seats offshore, as we spent the majority of the quarter transitioning our clients from the temporary site to the new facility, which came on in late March.

From a cost perspective, domestically we were carrying excess fixed costs in seating capacity in Tucson and Corpus Christi while we were experiencing start-up costs for UPS. Offshore, we continued to incur the costs of duplicate facilities and saw the full quarter impact of investments in middle management and quality programs. All of these factors contributed to the decline in gross profit margin and ultimately to the decline in earnings, excluding the 17.6 million income tax benefit we received in the first quarter.

Moving to seat count, on a year-over-year basis, our total seat count increased to over 6,800 seats from 6,600 seats, but the offshore mix has shifted from 22% to 34% of our total seats. On a sequential basis, although the total seat count remained at approximately 6,800 at the end of the second quarter, there were several changes. As Bob mentioned earlier, domestically the reductions from Corpus Christi and Tucson were offset by the addition of approximately 700 seats from the second UPS facility. We also added just over 100 seats in the Philippines and had approximately 200 more in training at the end of the second quarter.

On a full-year basis, we still expect our total production seat count target to be approximately 7,400 seats, but the mix will be a little higher on the domestic side and a little less offshore. This is due to existing client expansion domestically and the scheduling of offshore client ramps, particularly in publishing, where clients tend to ramp up paper-by-paper.

With regard to the balance sheet, our net debt declined 4.9 million from the first quarter to 17.3 million, as we have been very diligent with collections and two of our clients with longer terms paid early.

Net capital expenditures, which totaled 4 million in the second quarter 2007 were consistent with prior year’s second quarter of 3.8 million after excluding the Green Bay tenant improvements funded by the landlord. A majority of the second quarter 2007 expenditures were for the build-out of the third Philippine site.

From a liquidity standpoint, second quarter 2007 adjusted EBITDA decreased 1.9 million to 0.5 million compared to 2.4 million in last year’s second quarter due primarily to the lower gross profit contribution. Second quarter 2007 free cash flow of negative 5 million was also down from the prior year’s second quarter of negative 1.8 million for similar reasons plus the higher restructuring charges as net capital expenditures were approximately the same in both periods. For the remainder of 2007, we expect capital expenditures of 8 to 10 million based on the timing of the furniture and equipments build-out in the new Cubao facility.

One area that we have not commented on historically is the issue of currency exchange and the impact of the fluctuation of the peso on our earnings. We monitored the fluctuation and the projections in peso exchange rates on a quarterly basis, and in the second quarter of 2007 we experienced an impact of approximately 300,000. Not overly significant, but nonetheless something to factor in when evaluating a hedging program.

Experts are forecasting continued appreciation of the peso, and as we continue to increase our workforce and expenditures in the Philippines, we may want to reduce some of that variability. As a result, we have begun discussions with several banks to assist us with a potential hedging program. We expect to determine an appropriate strategy by the end of the third quarter.

So in summary, we made a lot of positive progress on positioning the business for growth and efficiency. And as Bob said, we are confident that our future results will demonstrate an improving trend and that we will be profitable in the fourth quarter.

Operator, I’d now like to open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator instructions]. And for our first question, we go to Bob with Craig-Hallum Capital.

<Q – Robert Evans>: Good morning, Bob and George.

<A – Robert Keller>: Hey, how are you doing?

<A – George Hepburn, III>: Good morning, Bob.

<Q – Robert Evans>: A few questions. First on your domestic capacity, it sounds like the demand was greater than you thought. Can you say how many seats – I can’t recall how many seats you were looking to close and now maybe haven’t closed? And then is that – I mean, do you think you are where you need to be in terms of domestic capacity?

<A – George Hepburn, III>: Yes. Two questions there. We were originally expecting to close about 1,200 seats, Bob.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: Including a couple of hundred in 2 other facilities. But the client demand in those facilities has increased, and now we do not anticipate having to reduce any further seats domestically, and believe that this will put us in good position to run north of 90% for the fourth quarter in terms of utilization.

<Q – Robert Evans>: Okay. And was that demand from existing customers or new?

<A – George Hepburn, III>: From both.

<Q – Robert Evans>: Okay. And what will you do – if you’re running in the 90s by Q4, let’s say you have other domestic demand, would you try to lease other facilities or go more to the atHOME program?

<A – George Hepburn, III>: We’re actually targeting to do atHOME program where we can, because I think as we mentioned in prior calls, until you get to 90% utilization, it’s almost not cost effective to open up atHOME seats because the incremental capital costs with open or unutilized seats makes it just not efficient. So we’re going to expand our opportunity in the atHOME market, but we also have some capabilities to expand several centers and take more space if we need it. Its part of our overall restructuring of our lease agreements over the last several years is its put us into a position to be able to do expansion and contraction.

<Q – Robert Evans>: Okay. So you’ve got some flexibility there?

<A – George Hepburn, III>: Yes.

<Q – Robert Evans>: Okay. And as we relate to the Philippine site, the new one that you’re opening, I think you said it’s ultimately 1,900 seats. How much of that, given your current client demand or upcoming client demand, do you expect to use, of that 1,900?

<A – George Hepburn, III>: Over what period?

<Q – Robert Evans>: Say by the end of the year.

<A – George Hepburn, III>: We expect to be somewhere between 1,300 and 1,400 seats.

<Q – Robert Evans>: Okay. Out of that facility by the end of the year. Do you have visibility to fill that facility I mean as you go into ‘08?

<A – George Hepburn, III>: Yes. We have a solid pipeline of opportunities. Some of it is going to just depend on the timing. The publishing group in particular, they really stagger their roll out. And so we have solid visibility into the needs for all of Site 3 and that’s why frankly we expect to commit on a fourth site probably in the next 90 days.

Operator: And for our next question we go to Tom Smith with First Analysis.

<Q – Tom Smith>: Hi guys.

<A – Robert Keller>: Hey Tom.

<Q – Tom Smith>: Just a quick question back on the revenue demand environment. What verticals domestically were you seeing strength in?

<A – Robert Keller>: Healthcare and publishing and telecommunications.

<Q – Tom Smith>: Okay. And then, couple quick ones on some of the cost items. It looks like SG&A was down sequentially about 700,000 or so. I’m just wondering what you attribute that to? And then what is your expectation for SG&A going forward?

<A – George Hepburn, III>: Give me a second on the sequential Tom.

<Q – Tom Smith>: Okay.

<A – George Hepburn, III>: Okay. The biggest drivers of it, in addition to comp, which made up about half of it, was some professional fees. In the first quarter we had significant fees relative to prior year audits and SAS 70 reviews that just really were timing of those expenses. They were quite heavy in the first quarter. As you may recall, E&Y is our new auditor this year, it was their first year last year. So we had some timing of expenses that hit us in the first quarter. But compensation expenses should continue to stay down for the balance of this year.

<Q – Tom Smith>: Okay. And then on interest expense; that was also lower sequentially because you have paid back some debt. Do you continue to expect to do that going forward? I mean should we see that trend down also?

<A – George Hepburn, III>: Well, we were really diligent in getting on top of the AR receivables this quarter. And as we do every quarter, we’re really pounding on the clients to get their monies in. We saw a really strong collection effort that dropped our net debt down to below 20 and down sequentially. I still expect that our debt levels will increase to the mid, maybe even the upper 20s through the balance of the year as we continue to fund out a lot of the capital expenditures for the third site in terms of the third and fourth phases. All are going to be coming in over the back half of the year. So our interest costs will probably rise over the back half of the year as that debt balance will average a little bit higher.

<Q – Tom Smith>: Okay great. Thanks a lot guys.

Operator: And for our next question we go to Rob Damron with 21st Century Equity.

<Q – Robert Damron>: Hi. Good morning guys.

<A – Robert Keller>: Hey Rob.

<Q – Robert Damron>: Wanted to talk a little bit more about The McClatchy Company contract. Maybe you could talk a little bit about the expected roll out of that contract, the mix between domestic and offshore and ultimately the kind of revenue that that contract could generate.

<A – Robert Keller>: Okay, we think we’ll roll out – first of all it covers all of their papers. We are in progress already on three of the larger papers. We think the ultimate roll out will take us, frankly, the better part of a year. The mix is very heavily skewed offshore. So most of the business is going to go into Manila and frankly this was a protracted sales process. We think we have an outstanding relationship with McClatchy and frankly we think that there are significantly more opportunities than – within the McClatchy enterprise than just the subscription management component that we’re dealing with here. So we think ultimately this has the potential to be in the range of the UPS win that we were awarded in the first quarter.

<Q – Robert Damron>: Okay, that’s helpful. I also wanted to ask you a question about just the costs, the wage pressures and any retention kind of bonuses that you might need to be paying in the Philippines. What’s going on, on the cost front?

<A – Robert Keller>: We clearly have spent money, and we talked at the end of the first quarter about doing that relative to the middle management team. We feel, frankly, that those efforts have been successful. I don’t think they were retention structures or retention bonuses as much as they were increases in base salaries and stuff, and so that’s kind of built into our ongoing cost. The other cost pressure there, frankly, is the investments that we’ve made on the quality front that we’ve talked about relative to being best-in-class in the MTM quality initiative and again we – those costs are built in now, and we feel good about how we’re positioned going forward, so.

<Q – Robert Damron>: What about a year-over-year wage price pressures, can you quantify that?

<A – Robert Keller>: I think we continue to think that’s it’s going to be in the 7 to 9% range on an annual basis.

<Q – Robert Damron>: And you have many of your contracts priced in for that?

<A – Robert Keller>: Yeah, we do – we have COLA protections built in, in virtually all of our offshore contracts, and they’re based on the revenue number as opposed to the labor number, and so we feel pretty good about being protected in that range with our existing contract structure.

<Q – Robert Damron>: Okay that’s helpful, thank you.

<A – Robert Keller>: The other side of that question, Rob, is just the currency fluctuation. And George spoke to that a little bit, but we’re taking a look at hedging just given how aggressively we’re growing offshore and the fact that most of the forecasts that we’ve seen in the last 90 days are assuming that there’s something in the neighborhood of another 10% degradation of the dollar against the peso.

Operator: We go next to Nate Swanson with ThinkEquity.

<Q – Nate Swanson>: Hi, guys.

<A – Robert Keller>: Hey, Nate.

<Q – Nate Swanson>: Attrition is such an important number in terms of your business model.

<A – Robert Keller>: Yes.

<Q – Nate Swanson>: Encouraging to see that heading in the right direction. Are you doing anything differently there? Or I guess what do you think is influencing that number?

<A – Robert Keller>: Yes. I mean not – we’re not – the things that we’re doing differently are basic blocking and tackling. We’re spending an awful lot of focus with the management team to ensure that they spend the right amount of time with the right amount of activities with the agents. I mentioned in my comments that we had completed the executive management team over there. We brought in a gentleman who was the country manager in South America for Toshiba, and he is now our country manager, and we took the Head of Operations domestically – promoted him into Head of Operations for our enterprise, and moved he and his family to Manila on a three-year assignment, and I think having on-site senior executive leadership is going to make a significant difference there.

The other thing that we’ve gone back to is working pretty aggressively with our clients to lift their level of on-site involvement with their programs, and our clients have been extraordinarily supportive of that, and so we feel – across the board, we feel frankly great about our attrition numbers. I know an awful lot of folks in the industry pull out the first-90-day attrition from their numbers. We don’t, and to be running where we are from an enterprise point of view, I think says that we’ve got some traction with our labor model.

<Q – Nate Swanson>: Excellent. And then in terms of the domestic business, sounds like the plan has changed a little bit in that maybe you won’t take that down quite as significantly as you had before?

<A – Robert Keller>: Yes.

<Q – Nate Swanson>: I don’t think I heard any change to the fact that you believe you can get to 90% utilization by Q4. I’m just wondering what kind of a run rate were you running in Q2, or what would you expect to be running at in Q3, just as a frame of reference?

<A – George Hepburn, III>: We had as much as 40% excess capacity in our call centers, not the UPS call center. We were running, literally, close to 100% in UPS’s site and offshore site, so although our averages were sort of under 20% excess capacity, when you just focus on that domestic one it was almost 45%. And so I think we’re going to be north of 80 in – 75 to 80 in the third quarter, and over 90 in the fourth quarter. And frankly, we’ll be there during the end of the third quarter because of the ramp for the Part D business.

<Q – Nate Swanson>: Okay. I guess my last question is just, in terms of ‘08, I know it’s probably a little early to start talking about that, but I’m – return to profitability in Q4 is great. How should we think about ‘08 in terms of seasonality, and also the investments that you need to make getting the fourth site online in the Philippines and whatnot? Would you expect to go back and report some more losses in the first half of next year, maybe?

<A – Robert Keller>: No, Nate, I think we’ll provide more clarity on that at the end of the third quarter.

<Q – Nate Swanson>: Okay, all right.

<A – George Hepburn, III>: Clearly we have a ramp down in the first quarter of Part D, as that is now very seasonal, but we do not expect to have the same kinds of problems we had next year with the fourth site coming online as we had with the third site. The big issue that we encountered this year that obviously has impacted our first half was we had significant delays in that third site that took us out of the market with selling any new seats there. We now can continue to grow during those quarters, so I think it may be a little of a mix shift as we go into next year, and we will give you more guidance probably after next earnings call.

<Q – Nate Swanson>: Okay. Thank you.

Operator: We go next to Mark Cooper with Wells Capital. Mr. Cooper, your line is open. Please check your mute button, sir.

<Q – Mark Cooper>: Good morning, thank you.

<A – Robert Keller>: Good morning, Mark.

<Q – Mark Cooper>: You mentioned some of the start-up costs that you’ve incurred and my question is, do you ever get those back?

<A – George Hepburn, III>: Do we get the start up costs back?

<Q – Mark Cooper>: Yeah, and what I’m looking at is sort of the big picture is if you continue to grow, are we going to continue to see the margin degradation at the bottom line until you at some points you stop growing? Almost like working capital in a sense, I’m trying to understand when the profit number is going to turn here.

<A – George Hepburn, III>: Well, your question is on the money partially. There’s a base level of revenue stream that once you get above a certain point, training seats or ramp-up costs will be less impactful than they are at the size we have been here over the last several quarters. So, when we’re heavily ramping up new business, those seats generally come on in the training period that either low or no revenue, and we tend to have a lot of costs as we, you know, we’re not able from an accounting perspective to do anything different with the agents except to expense their time.

So, you know, I think from the first question is, we’re always going to incur certain amount of costs, our client’s agreements some pay for training, some have a penalty if they leave us and they have to pay back those costs that we incur. So, we have the opportunity to be protected from a contractual standpoint but it’s really, what I’ll call sort of, you’ve got to get to a core level and we frankly believe that as we ramp in through the rest of this year, our offshore operations and the contributions from them will get us to a point where the training costs will be less impactful.

<Q – Mark Cooper>: Okay. Let me ask you another question as regard to a DSO’s, you mentioned that you really put the hammer down to try and collect these things, I think you said that some of your clients who have longer terms paid early...

<A – George Hepburn, III>: Right.

<Q – Mark Cooper>: And, so, then, are we going to see this revert back to a 60-day kind of average or -?

<A – George Hepburn, III>: No, what we had – the two clients that I was referencing had a 3-day positive impact. So, literally if they would have paid us the following week, and we have made this reference in prior calls where, you know, they paid us late by a couple of days and it impacted us by 1 or 2 or 3 days. These 2 clients paid us early and it swung it 3 days. So, we would have been, you know, close to the 53 days rather than 50; but, you know, a couple of new arrangements with clients are helping us to maintain that we got onto a new billing system with one of our clients, another one we were able to improve the payment terms so we’re going to continue to see that number in the mid-50’s or below.

<Q – Mark Cooper>: Thank you.

Operator: And for our next question, we go to Ron Chez.

<Q – Ron Chez>: Good morning.

<A – Robert Keller>: Good morning, Ron.

<A – George Hepburn, III>: Hey, Ron.

<Q – Ron Chez>: It sounds to me like you made significant progress on some of these substantive or qualitative areas that you have talked about. Were there any that were disappointing to you in the second quarter that you have not touched on?

<A – Robert Keller>: You know, no. You know, I – we clearly aren’t excited about the financial performance and we told people after the first quarter call that we weren’t and that they should anticipate this. And I think largely the analysts adjusted their models to reflect this. But, I think it was a terrific opportunity for us to get our house in order for moving the business forward. And frankly, we like how we’re positioned, and we think we’re going to have a strong second half and an extraordinarily strong fourth quarter, so...

<Q – Ron Chez>: George, you talked about debt by the end of the year in the high 20s. How does that relate to your bank availability?

<A – George Hepburn, III>: We restructured the bank agreement again at the end of the second quarter to ensure that we would not have any issues with our covenants but the availability is actually not an issue at all. And in fact with the ITI tax issue being resolved, we’re actually going to free up a little more availability. So, the issue of availability is just that, not an issue. And the covenants now are in a position where we feel pretty solid about them as well.

<Q – Ron Chez>: Somebody asked about how, how to look at ‘08 and I know certainly would provide further guidance ,but, but why, given the character of the business right now and what you were saying about the impact of training costs being diminished as you go forward with a bigger operating base. Why or would we expect – should we expect a return to profitability in ‘08? I can’t see a structural reason why not. Is there one?

<A – Robert Keller>: We, we expect to be profitable in ‘08.

<Q – Ron Chez>: Okay, okay. So you’ll provide more guidance on that later?

<A – Robert Keller>: Yes. I mean – I think, I think the issue on the question before was, will we be profitable all four quarters. And one of the things that we won’t know until we get a little later in the year is kind of what seasonal ramp down impact of Part D and, and a couple of other programs are in Q1.

<Q – Ron Chez>: Okay. But you’ll provide further guidance on that?

<A – Robert Keller>: We intend to, yes.

<A – George Hepburn, III>: We, we, we have said, Ron – we, we, we expect improving margins and, and EPS particularly full year and, and especially over the next three years. EBITDA margins over 10%. You can look at what they were in Q4 ‘06. They were north of 8%. This year we’re expecting a strong fourth quarter. That seasonality factor is always there now for us in the fourth quarter. So I think what, what you’ll see is a little bit of a ramp down in the first quarter a flattening in the year and then an improving in the back half. I mean that’s generally our cycle now.

<Q – Ron Chez>: Okay.

<A – Robert Keller>: And the difference between this year – going into ‘08 and going into ‘07 is we didn’t – from kind of this point forward last year, we didn’t have any capacity to sell in the Philippines. And so we were frozen for most of the back half of last year. And we clearly aren’t at this point.

<Q – Ron Chez>: And the pipeline is strong?

<A – Robert Keller>: We feel very good about the pipeline.

<Q – Ron Chez>: I have one more combined question, if I could?

<A – Robert Keller>: Sure.

<Q – Ron Chez>: If you back out the restructuring costs, the operating loss was $3 million. And I still don’t understand from what you said why gross margin was impacted as much as it was. And I’ve asked you this before, George. I’ll finally get to the end of the question. If, if you looked at the second quarter, backed out the restructuring charge and kind of normalized the business – normalized the run rate for the business, could you comment on where you would have been with regard to profitability or lack there of as opposed to $3 million of operating loss?

<A – George Hepburn, III>: Right I – well let me, let me try to answer your question this way. The – particularly on a year-over-year basis, last year we had a huge amount of Medicare Part D business in the second quarter, and this year we had no – none of the enrollment benefit. So, so the loss contribution there on a year-over-year basis is, is not insignificant. We were carrying these facilities that – it really was timing. I’d have loved to close them earlier, moved out of Corpus Christi faster, but it was really scheduling, timing, and so forth. So I was carrying a lot of domestic fixed cost in, in this second quarter, even from the first quarter when some of that ramped down.

So, so domestically I saw my margins decline because of some of these fixed costs. We brought on a second UPS facility, and that facility is performing at a much lower margin than our existing facility, although, albeit an improving performance. Literally we’ve seen improvements in each of the first couple of months of that site and should continue to improve. And frankly, the, the overall UPS margin is, is better on a gross profit margin basis than our domestic sites. The – so we, we saw a dilution, if you will, in, in some of that during the second quarter because of the addition of the Tampa facility.

And then, and then lastly, and I think Bob spent a lot of time talking about it, the increases we put through for the management team and the investments in the quality programs are in full swing. We started that initiative in the first quarter, and it really – we had three full months of costs for management and, and the quality programs, which is pulling a lot agents off the phone and into training programs to further enhance their skills. So literally, we had a margin impact on all aspects of, of the business in the quarter. Now the positive of that is – on a go forward basis, we will have taken out a lot of the domestic margin issue. We’ll be ramping back up in the Part D program towards the end of the third quarter. The UPS business, as I said, is improving month to month to month on its performance. And then domestic – and then offshore, lastly, as we get these seats out of training and into production you’re going to see that margin and that area come back too. So the collective total of all of that will be nice movements to the third quarter and then ultimately in the fourth quarter when we’re in full season.

So the last thing I’ll say on that, Ron I know this is a little bit of a long-winded answer, is that the prior year third quarter we were absolutely at a lull. And, I think because we were out of seats to sell we were trying to ramp up multiple locations. Our third and fourth quarter should be on a year-over-year basis. Literally, the first sort of comparables where you won’t have to do an asterisk for exited business, or an asterisk for Part D program, and I think what you will see is you know, last year adjusted EBITDA in the third quarter was almost a negative 2 million. You know, we could have significant improvements on a year-over-year basis starting in the third quarter. So I know that is a little long-winded. Hopefully that answers your question.

<Q – Ron Chez>: It answers a good part. But, let me try just one more thing. As you talked about Corpus Christi, UPS and the training cost in the Philippines if Bob or the Board of Directors asked you well now, George tell us how close, if you made a bunch of adjustments, how close were we to being profitable if you backed those things out, normalized them, what would you say?

<A – George Hepburn, III>: You know, Ron I’m not sure that if I would have backed all those costs out we would have still been profitable in the second quarter because we’re ramping. And as, you know, Mark asked the question earlier about ramp costs. We still now are ramping up again off-shore. We’re maximizing all of our training rooms for new revenue to bring on. And, I think as we get past the third quarter our base level of revenue stream will be sufficient and should be clearly demonstrated in the fourth quarter that we’ll be profitable. So I’m not sure I’m specifically answering your question, but I’m not sure that all of these items would have got us above break-even in the second quarter.

<Q – Ron Chez>: But certainly – well, I know they would have moved you in the right direction. I’ll leave the question be. But to a certain extent right now, the higher ramp cost now is a high-class problem as opposed to a low-class problem?

<A – George Hepburn, III>: Correct.

<A – Robert Keller>: Yes, we’ll take that one.

<Q – Ron Chez>: Okay, all right. Thank you.

Operator: [Operator Instructions] For a follow-up question, we’ll return to Bob Evans with Craig-Hallum Capital.

<Q – Robert Evans>: Hello again. To kind of follow up Ron’s question, what would you say your ballpark training costs were this quarter? I think, kind of what people are trying to get at is, what’s recurring here and what’s not? But if you could help on the training side, because we don’t necessarily have a sense of the magnitude.

<A – George Hepburn, III>: Well, it depends quarter-to-quarter on the training costs. Because we get paid for some training at an, albeit, lower rate. And in other clients we get no training revenue. So, that has a factor on it. You know what I would suggest, as I say, is we’re about a quarter away from getting the UPS site to normal margins of our existing business. We’re a quarter or so away to where the new production seats offshore will begin to contribute on a full basis. We’re going to see the benefits of the MTM training in terms of performance and the revenue rates on those Blues clients offshore, so I think all of those factors will start to contribute more.

We’ve also taken out, and I think this is another piece of it, we are going to see about 1.3 million in benefits from the restructuring that we just took out domestically, so that is a two-quarter number, so if you were to even just take half that, we had that kind of cost to carry in the second quarter.

<Q – Robert Evans>: Is that a SG&A or is that gross margin?

<A – George Hepburn, III>: That’s both.

<Q – Robert Evans>: Okay.

<A – George Hepburn, III>: Yes, it’s both. About half and half.

<Q – Robert Evans>: Okay, okay.

<A – George Hepburn, III>: I mean, I guess, we haven’t been specific on the third quarter, but what we did say for the full year is our gross profit margin will be for the full year 2007 between 10.5 and 12.5. Just by doing the math on where we are through the first two quarters says we’ve got to have significantly improving margins in the back half for that full year number to be in that range.

<Q – Robert Evans>: So basically what you are saying is Q3 will be a nice sequential improvement from Q2, and Q4 will be a nice sequential improvement from Q3, and that’s when you really start to see the benefits of normalized margins and greater capacity utilization?

<A – George Hepburn, III>: That’s correct.

<Q – Robert Evans>: And then just on the site, the fourth site, can you give us a general sense of timing of when that might happen in ‘08, ballpark?

<A – Robert Keller>: We’re thinking that we’re going to need the capacity late in the second quarter.

<Q – Robert Evans>: Okay, is that – given that you are filling your third site relatively rapidly, is that soon enough?

<A – Robert Keller>: You know, we think it will be. We don’t want to – we clearly don’t want to go through what we went through in the first half of this year again, so we think that is the right timeframe.

<Q – Robert Evans>: Okay.

<A – Robert Keller>: And frankly if we make a decision in the next 60 to 90 days, we think we can get that done.

<Q – Robert Evans>: Okay, thank you.

Operator: For our next question we go Ted Hillenmayer with Northstar Partners.

<Q – Ted Hillenmayer>: Hey, can you tell me where your NOL is today?

<A – George Hepburn, III>: Yes, hold on, let me get you that number, Ted, as of the end of the second quarter here. Give me a sec. It now stands at just under 40 million, 39.7.

<Q – Ted Hillenmayer>: All domestic?

<A – George Hepburn, III>: Yes, we don’t have international tax. We’re in a tax holiday in the Philippines, but it’s all domestic. We are domestically oriented.

<Q – Ted Hillenmayer>: Okay. And then for the share count, I see for the three months, the fully diluted is 49.7, for the 26 months 51.2, is that just because you were profitable for the 26 months and not profitable in this quarter?

<A – George Hepburn, III>: Thank you for pointing that out, I think you probably just made my controller’s day. We actually have – it’s a little bit odd that we were – because of the tax – the ITI item in the first quarter, we were profitable in the first quarter, we’re profitable for the 26 weeks, but we were – we lost money in the second quarter. So what we have is a situation where our second quarter results, the options would create an anti-dilutive scenario. So we – you don’t factor those in, but when we were profitable for the first quarter and the 26 weeks, the option count is dilutive and reflects that. So...

<Q – Ted Hillenmayer>: If we’re looking out to ‘08 and assume that you’ll reach profitability, we should be using the 51.2 number?

<A – George Hepburn, III>: Yes.

<Q – Ted Hillenmayer>: Okay. And then can you comment on labor in the Philippines? And I know you’ve talked about wages, but just in your ability to attract people?

<A – Robert Keller>: Yes, again, we’ve talked about in the past is we’re – we don’t have any trouble at all attracting qualified CSRs. That literally – it just hasn’t been an issue. From week-to-week, month-to-month it bounces around, but it bounces between – we hire 1 in 13 to 1 in 22 people that apply, and we believe we’re getting the right skill levels. That hasn’t...

<Q – Ted Hillenmayer>: Have you seen that come down as other people ramp up in the Philippines as well, though?

<A – Robert Keller>: It’s location specific. When we went into Alabong, we were the first call center business in Alabong and clearly over time it has gone down there, but it’s still 1 in 11, 1 in 12, something in that range, and that area is – there’s an awful lot of competition for labor in that area. We just opened in Cubao and we’re the first in Cubao, and it’s basically noncompetitive and our interview to hire ratio is significantly higher there and we would expect it to be frankly for the next twelve to eighteen months. So that hasn’t been an issue and the issue for us has been twofold relative to management.

One is we support some pretty complex applications over there and so we’ve had people trying to poach our managers and that’s – we spoke to that at the end of the first quarter and said that we’ve gone through and made some wage adjustments and stuff in order to retain our managers and we feel good about how that worked for the last ninety days and frankly we’re optimistic going forward. The second issue is just about how quickly we can grow given that our managers need to be both very, very good people managers and they need to be application experts, which – because we’re predominately the only ones doing in healthcare and publishing over there we’re having to grow our own management team. And we said on the last call that we didn’t think that we could effectively grow enough managers to grow by more than 500 seats a quarter in the Philippines given how we were managing that process 90 days ago. We’ve made some adjustments to that. We’ve got early identification programs for our management teams. We are doing pre-management training in order to remove that impediment or at least lower that impediment.

<Q – Ted Hillenmayer>: And finally can you comment about your leases? I know one of your competitors has decided to purchase their facilities. How are your leases structured? How often do they reset? How often do you have to renegotiate them?

<A – George Hepburn, III>: The offshore leases are generally – first off we don’t buy any of our facilities. We had only one facility we owned, which we sold last year. Typically we sign 10 year lease deals offshore. Domestically we go for shorter periods, generally 3 or 5 years with termination options. We’ve now staggered the majority of our remaining domestic leases to stagger lease term in terms of when they come off lease as well as to provide expansion and contraction opportunities domestically. So it’s really completely different strategy offshore versus domestic.

<Q – Ted Hillenmayer>: Offshore do you have any of that come up for re-lease and in those 10 year leases is there a CPI escalator?

<A – George Hepburn, III>: We have contractual increases. To be quite honest, I don’t know the specific measure on them. I think they’re generally fixed level of increases. I don’t recall any that have escalators tied to economic indicators.

<Q – Ted Hillenmayer>: Okay. Thank you.

Operator: And ladies and gentlemen, due to time constraints, our final question will be from Mark Cooper with Wells Capital.

<Q – Mark Cooper>: Actually it’s already been answered. Thanks.

Operator: And with that, Mr. Keller, I’ll turn the conference back over to you for any closing remarks.

Robert J. Keller, President and Chief Executive Officer

Thanks again for joining us on this morning’s update. And we’re looking forward to talking with you all again after the third quarter. Have a great day.

Operator: And again ladies and gentlemen this does conclude the APAC second quarter 2007 earnings conference call. We do appreciate your participation and you may disconnect at this time.

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